                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               NEWS RELEASE

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465

TB WOOD'S REPORTS RESULTS FOR THE FIRST QUARTER OF 2005

CHAMBERSBURG, PA, (APRIL 28, 2005) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the first quarter ended April 1, 2005 was $0.4 million, or $0.07 per share compared to $0.1 million, or $0.03 per share, for the first quarter 2004. Revenues for the first quarter 2005 were $27.7 million, a 6.2% increase from $26.1 million for the prior year's first quarter.

William T. Fejes, President and CEO, said, "We are pleased to report progress in improving our financial performance as a result of the investments and lean activities we implemented during 2004. Our first quarter earnings increased 4 cents per share year-over-year on a 6.2% revenue increase. This included a profitable quarter from the Electronics Division for the first time since the third quarter of 2002. Sequentially our quarterly sales were up 12% or $3.0 million and operating profit was up $1.5 million excluding one-time charges and a pre-tax non-recurring gain in the fourth quarter 2004. As we move forward in 2005, we will accelerate and strengthen our lean initiatives to support the continuing improvement of our financial results."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.

                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            First quarter ended
                                                                        ---------------------------
                                                                          April 1,       April 2,
                                                                            2005           2004
                                                                        ------------   ------------
Net sales                                                               $     27,711   $     26,081
Cost of sales                                                                 19,558         18,567
                                                                        ------------   ------------
    Gross profit                                                               8,153          7,514

Selling, general, and administrative expenses                                  6,860          6,790
                                                                        ------------   ------------
    Operating income                                                           1,293            724

Other expense (income):
    Interest expense and other finance costs                                     616            369
                                                                        ------------   ------------
Income before provision for income taxes                                         677            355
Income tax expense                                                               305            221
                                                                        ------------   ------------
Net income                                                              $        372   $        134
                                                                        ============   ============
INCOME PER SHARE OF  COMMON STOCK
Basic:
  Net income                                                            $       0.07   $       0.03
                                                                        ============   ============
  Weighted average shares of common stock and equivalents outstanding
                                                                               5,177          5,157
                                                                        ============   ============
Diluted:
  Net income                                                            $       0.07   $       0.03
                                                                        ============   ============
  Weighted average shares of common stock and equivalents outstanding
                                                                               5,177          5,167
                                                                        ============   ============